Table of Contents
Exhibit 107
Calculation of Filing Fee Tables
Form
N-2
(Form Type)
Morgan Stanley Direct Lending Fund
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(o)			$300,000,000.00	0.00015310	$45,930.00

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$300,000,000.00		$45,930.00

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$45,930.00

(1)	Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.